Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Evolent Health, Inc.

(Exact name of registrant as specified in its charter)

Delaware	32-0454912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 N. Glebe Road, Suite 500

Arlington, VA 22203

(571) 389-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Evolent Health, Inc. 2011 Equity Incentive Plan

Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan

(Full title of the plan)

Frank Williams

Chief Executive Officer

Evolent Health, Inc.

800 N. Glebe Road, Suite 500

Arlington, VA 22203

(571) 389-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William V. Fogg, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Jonathan Weinberg General Counsel Evolent Health, Inc. 800 N. Glebe Road, Suite 500 Arlington, VA 22203 (571) 389-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share Shares not previously registered (3)	11,140,400 shares	$17.00	$189,386,800	$22,006.75

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock that may become issuable under the Evolent Health, Inc. 2011 Equity Incentive Plan or the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan, as applicable, pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Class A common stock.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based on the price per share of Class A common stock in the registrant’s initial public offering pursuant to its Registration Statement on Form S-1 (File No. 333-203852) filed with the Securities and Exchange Commission.
(3)	Represents 5,140,400 shares of Class A common stock not previously registered and subject to outstanding stock options granted under the Evolent Health, Inc. 2011 Equity Incentive Plan and 6,000,000 shares of Class A common stock not previously registered and available for issuance under the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees participating in the Evolent Health, Inc. 2011 Equity Incentive Plan or the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan, as applicable, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Evolent Health, Inc., a Delaware corporation (“we,” “our,” “us,” or the “Company”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Company’s final prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on June 5, 2015, in connection with the Company’s registration statement on Form S-1 (File No. 333-203852), as amended; and

(b)	the description of the Company’s Class A common stock contained in the Company’s registration statement on Form 8-A filed with the Commission on June 5, 2015, pursuant to Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), the Amended and Restated Certificate of Incorporation of the Company provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. As a result, neither the Company nor its stockholders have the right, through stockholders’ derivative suits on its behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

In accordance with Section 145 of the DGCL, the Amended and Restated By-laws of the Company provide that, to the fullest extent permitted by law, the Company shall indemnify any officer or director of the Company against all damages, claims and liabilities arising out of the fact that the person is or was a director or officer, or served any other enterprise at the Company’s request as a director, officer, employee, agent or fiduciary. The Company shall reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by such provision when the Company receives an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by the Company. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, the Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

The Company intends to enter into customary indemnification agreements with its directors and officers. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification and expense reimbursement, to the fullest extent permitted under the DGCL. The indemnification agreements will also require the Company to advance expenses to its directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of the Company’s directors or officers to which indemnification is being sought, and the Company is not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Form of Amended and Restated Certificate of Incorporation of Evolent Health, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-203852) filed on May 4, 2015).

4.2	Form of Amended and Restated By-laws of Evolent Health, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-203852) filed on May 4, 2015).

4.3	Class A common stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-203852) filed on May 18, 2015).

4.4	Form of Registration Rights Agreement by and among Evolent Health, Inc. and certain stockholders of Evolent Health, Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-203852) filed on May 4, 2015).

5.1	Opinion of Cravath, Swaine & Moore LLP, with respect to the legality of the shares being registered.

23.1	Consent of Pricewaterhouse Coopers LLP – Evolent Health LLC.

23.2	Consent of Pricewaterhouse Coopers LLP – Evolent Health Holdings, Inc.

24.1	Power of Attorney (included on signature page to this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on the 5th day of June, 2015.

EVOLENT HEALTH, INC.

By:	/s/ Frank Williams
	Name:	Frank Williams
	Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nicholas McGrane, Jonathan Weinberg, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Frank Williams	Chief Executive Officer and Director (Principal Executive Officer)	June 5, 2015
Frank Williams

/s/ Nicholas McGrane	Chief Financial Officer (Principal Financial Officer)	June 5, 2015
Nicholas McGrane

/s/ Cynthia Cann	Chief Accounting Officer (Principal Accounting Officer)	June 5, 2015
Cynthia Cann

/s/ David Farner	Director	June 5, 2015
David Farner

/s/ Matthew Hobart	Director	June 5, 2015
Matthew Hobart

/s/ Diane Holder	Director	June 5, 2015
Diane Holder

/s/ Michael Kirshbaum	Director	June 5, 2015
Michael Kirshbaum

/s/ Robert Musslewhite	Director	June 5, 2015
Robert Musslewhite

/s/ Norman Payson	Director	June 5, 2015
Norman Payson, MD

/s/ Bruce Felt	Director	June 5, 2015
Bruce Felt

INDEX TO EXHIBITS

4.1	Form of Amended and Restated Certificate of Incorporation of Evolent Health, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-203852) filed on May 4, 2015).

4.2	Form of Amended and Restated By-laws of Evolent Health, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-203852) filed on May 4, 2015).

4.3	Class A common stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-203852) filed on May 18, 2015).

4.4	Form of Registration Rights Agreement by and among Evolent Health, Inc. and certain stockholders of Evolent Health, Inc. (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-203852) filed on May 4, 2015).

5.1	Opinion of Cravath, Swaine & Moore LLP, with respect to the legality of the shares being registered.

23.1	Consent of Pricewaterhouse Coopers LLP – Evolent Health LLC.

23.2	Consent of Pricewaterhouse Coopers LLP – Evolent Health Holdings, Inc.

24.1	Power of Attorney (included on signature page to this Registration Statement).